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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1 )(1)

                            Apropos Technology, Inc.
    ------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
         ------------------------------------------------------------
                         (Title of Class of Securities)

                                    03833410
            ------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
         -------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
        [ ] Rule 13d-1(b)
        [ ] Rule 13d-1(c)
        [X] Rule 13d-1(d)

------------
         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 03833410                    13G                     PAGE 2 OF 24 PAGES

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        ARCH Venture Fund II, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                        0
       NUMBER OF        --------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                        2,576,205
          EACH          --------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                          0
                        --------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                        2,576,205
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        2,576,205
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                              [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                        15.55%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                                        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


SEC 1745 (6-00)

CUSIP NO. 03833410                    13G                     PAGE 3 OF 24 PAGES

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        ARCH II Parallel Fund, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                        0
       NUMBER OF        --------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                        2,576,205
          EACH          --------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                          0
                        --------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                        2,576,205
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        2,576,205
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                              [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                        15.55%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

                                        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


SEC 1745 (6-00)

CUSIP NO. 03833410                    13G                     PAGE 4 OF 24 PAGES

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        ARCH Management Partners II, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                        0
       NUMBER OF        --------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                        2,576,205
          EACH          --------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                          0
                        --------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                        2,576,205
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        2,576,205
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                              [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                        15.55%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                                        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


SEC 1745 (6-00)

CUSIP NO. 03833410                    13G                     PAGE 5 OF 24 PAGES

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        ARCH Venture Partners, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                        0
       NUMBER OF        --------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                        2,576,205
          EACH          --------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                          0
                        --------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                        2,576,205
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        2,576,205
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                              [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                        15.55%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                                        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


SEC 1745 (6-00)

CUSIP NO. 03833410                    13G                     PAGE 6 OF 24 PAGES

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        ARCH Venture Corporation
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Illinois
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                        0
       NUMBER OF        --------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                        2,576,205
          EACH          --------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                          0
                        --------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                        2,576,205
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        2,576,205
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                              [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                        15.55%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                                        CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


SEC 1745 (6-00)

CUSIP NO. 03833410                    13G                     PAGE 7 OF 24 PAGES

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        ARCH Venture Fund III, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                        0
       NUMBER OF        --------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                        2,576,205
          EACH          --------------------------------------------------------
       REPORTING            7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                           0
                        --------------------------------------------------------
                            8    SHARED DISPOSITIVE POWER

                                         2,576,205
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        2,576,205
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                              [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                        15.55%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                                        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


SEC 1745 (6-00)

CUSIP NO. 03833410                    13G                     PAGE 8 OF 24 PAGES

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        ARCH Venture Partners, L.L.C.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                        0
       NUMBER OF        --------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                        2,576,205
          EACH          --------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                          0
                        --------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                        2,576,205
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        2,576,205
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                              [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                        15.55%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                                        OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


SEC 1745 (6-00)

CUSIP NO. 03833410                    13G                     PAGE 9 OF 24 PAGES

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Steven Lazarus
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                        4,366
       NUMBER OF        --------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                        2,576,205
          EACH          --------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                          4,366
                        --------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                        2,576,205
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        2,580,571
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                              [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                        15.58%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                                        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


SEC 1745 (6-00)

CUSIP NO. 03833410                    13G                    PAGE 10 OF 24 PAGES


--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Keith Crandell
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                        24,366
       NUMBER OF        --------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                        2,576,205
          EACH          --------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                          24,366
                        --------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                        2,576,205
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        2,600,571
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                              [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                        15.68%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                                        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


SEC 1745 (6-00)

CUSIP NO. 03833410                    13G                    PAGE 11 OF 24 PAGES

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Robert Nelsen
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                        4,366
       NUMBER OF        --------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                        2,576,205
          EACH          --------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                          4,366
                        --------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                        2,576,205
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        2,580,571
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                              [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                        15.58%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

                                        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


SEC 1745 (6-00)

CUSIP NO. 03833410                    13G                    PAGE 12 OF 24 PAGES

--------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Clinton Bybee
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                        4,366
       NUMBER OF        --------------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                        2,576,205
          EACH          --------------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER
         PERSON
          WITH                          4,366
                        --------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                        2,576,205
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        2,580,571
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                              [ ]

--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                        15.58%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON *

                                        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


SEC 1745 (6-00)

CUSIP NO. 03833410                    13G                    PAGE 13 OF 24 PAGES


ITEM 1.

         (a)      NAME OF ISSUER

                  Apropos Technology, Inc. (the "Issuer").

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  1 Tower Lane, Suite 2850, Oak Brook Terrace, IL 60181

ITEM 2.  (a)      NAMES OF PERSONS FILING:

                  ARCH Venture Fund II, L.P. ("ARCH Venture Fund II"); ARCH II Parallel Fund, L.P. ("ARCH II Parallel Fund"), ARCH Management Partners II, L.P. ("ARCH Management Partners II"); ARCH Venture Partners, L.P. ("AVP LP"); ARCH Venture Corporation ("ARCH Venture Corporation"); ARCH Venture Fund III, L.P. ("ARCH Venture Fund III"); ARCH Venture Partners, L.L.C. ("AVP LLC") (collectively, the "Reporting Entities" and individually, each a "Reporting Entity") and Steven Lazarus ("Lazarus"), Keith Crandell ("Crandell"), Robert Nelsen ("Nelsen") and Clinton Bybee ("Bybee") (collectively, the "Managing Directors" and individually, each a "Managing Director"). The Reporting Entities and the Managing Directors collectively are referred to as the "Reporting Persons".

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  8725 W. Higgins Road, Suite 290, Chicago, IL 60631.

         (c)      CITIZENSHIP:

                  ARCH Venture Fund II, ARCH II Parallel Fund, ARCH Management Partners II, AVP LP, and ARCH Venture Fund III are limited partnerships organized under the laws of the State of Delaware. AVP LLC is a limited liability company organized under the laws of the State of Delaware. ARCH Venture Corporation is a corporation organized under the laws of the State of Illinois. Each Managing Director is a US citizen.

         (d)      TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.01 par value (the "Common Stock")

         (e)      CUSIP NUMBER:

                  03833410

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR RULES 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                 Not Applicable.

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class


SEC 1745 (6-00)

CUSIP NO. 03833410                    13G                    PAGE 14 OF 24 PAGES


of securities of the issuer identified in ITEM 1.

         (a)      AMOUNT BENEFICIALLY OWNED:

                  ARCH Venture Fund II is the record owner of 1,412,133 shares of Common Stock (the "ARCH Venture Fund II Shares") as of December 31, 2001. ARCH II Parallel Fund is the record owner of 142,002 shares of Common Stock (the "ARCH Venture Fund II Shares") as of December 31, 2001. ARCH Venture Fund III is the record owner of 995,024 shares of Common Stock (the "ARCH Venture Fund III Shares") and a warrant for the purchase of 27,046 shares of Common Stock ("ARCH Venture Fund III Warrant" and, together with the ARCH Venture Fund III Shares and ARCH Venture Fund II Shares, the "Record Shares") as of December 31, 2001. ARCH Management Partners II is the sole general partner of each of ARCH Venture Fund II and ARCH II Parallel Fund. AVP LP is the sole general partner of ARCH Management Partners II. ARCH Venture Corporation is the sole general partner of AVP LP. AVP LLC is the sole general partner of ARCH Venture Fund III. By virtue of their relationship as affiliated entities who have overlapping general partners and managing directors, each Reporting Entity may be deemed to share the power and direct the disposition and vote of the Record Shares. As individual general partners or managing directors of the Reporting Entities, each Managing Director may also be deemed to share the power and direct the disposition and vote of the Record Shares. In addition, as of December 31, 2001, each Managing Director except Crandell is the record owner of 4,366 shares of Common Stock. Crandell is the record owner of 4,366 shares of Common Stock and owns an option to purchase of 20,000 shares of Common Stock ("Option Shares"), of which an option for 17,500 shares is exercisable as of the date hereof and an option for 2,500 shares is exercisable within 60 days of the date hereof.

         (b)      PERCENT OF CLASS:

                  Each Reporting Person except the Managing Directors: 15.55%. Each Managing Director except Crandell: 15.58%. Crandell:
                  15.68%. The foregoing percentages, except Crandell's percentage, are calculated based on the 16,568,645 shares of Common Stock reported to be outstanding in the Issuer's Form 10-Q filed with the Securities and Exchange Commission on November 13, 2001 (the "Reported Shares"). Crandell's percentage is calculated based on 16,588,645 shares, which includes the Reported Shares and the Option Shares.

         (c)      NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

                           (i)      Sole power to vote or to direct the vote:

                                      0 shares for each Reporting Person except the Managing Directors. 4,366 shares for each Managing Director except Crandell. 24,366 shares for Crandell, which includes the Option Shares.

                           (ii)     Shared power to vote or to direct the vote:

                                      Each of the Reporting Persons:  2,576,205.


SEC 1745 (6-00)

CUSIP NO. 03833410                    13G                    PAGE 15 OF 24 PAGES


                           (iii) Sole power to dispose or to direct the disposition of:

                                      0 shares for each Reporting Person except the Managing Directors. 4,366 shares for each Managing Director except Crandell. 24,366 shares for Crandell.

                           (iv) Shared power to dispose or to direct the disposition of:

                                      Each of the Reporting Persons: 2,576,205.

                  Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(J).

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or 13d-1(c).


SEC 1745 (6-00)

CUSIP NO. 03833410                    13G                    PAGE 16 OF 24 PAGES


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 11, 2002       ARCH VENTURE FUND II, L.P.

                                          By: ARCH Management Partners II, L.P.
                                              its General Partner

                                              By: ARCH Venture Partners, L.P.
                                                  its General Partner

                                                  By: ARCH Venture Corporation
                                                      its General Partner

                                                      By:              *
                                                          ----------------------
                                                          Steven Lazarus
                                                          Managing Director

                                          ARCH II PARALLEL FUND, L.P.

                                          By: ARCH Management Partners II, L.P.
                                              its General Partner

                                              By: ARCH Venture Partners, L.P.
                                                  its General Partner

                                                  By: ARCH Venture Corporation
                                                      its General Partner

                                                      By:              *
                                                          ----------------------
                                                          Steven Lazarus
                                                          Managing Director

                                          ARCH MANAGEMENT PARTNERS II, L.P.

                                          By: ARCH Venture Partners, L.P.
                                              its General Partner

                                              By: ARCH Venture Corporation
                                                  its General Partner

                                                  By:             *
                                                      --------------------------
                                                      Steven Lazarus
                                                      Managing Director


SEC 1745 (6-00)

CUSIP NO. 03833410                    13G                    PAGE 17 OF 24 PAGES


                                          ARCH VENTURE PARTNERS, L.P.

                                          By: ARCH Venture Corporation
                                              its General Partner

                                              By:               *
                                                   -----------------------------
                                                   Steven Lazarus
                                                   Managing Director

                                          ARCH VENTURE CORPORATION

                                          By:              *
                                              ------------------------------
                                              Steven Lazarus
                                              Managing Director

                                          ARCH VENTURE FUND III, L.P.

                                          By: ARCH Venture Partners, L.L.C.
                                              its General Partner


                                              By:              *
                                                  ------------------------------
                                                  Steven Lazarus
                                                  Managing Director


                                          ARCH VENTURE PARTNERS, L.L.C.

                                                  By:              *
                                                      --------------------------
                                                      Steven Lazarus
                                                      Managing Director


                                                           *
                                          ----------------------------------
                                                    Steven Lazarus

                                                           *
                                          ----------------------------------
                                                    Keith Crandell

                                                           *
                                          ----------------------------------
                                                     Robert Nelsen

                                                           *
                                          ----------------------------------
                                                     Clinton Bybee

                                                      * By: /s/ Mark McDonnell
                                                            --------------------
                                                            Mark McDonnell as
                                                            Attorney-in-Fact


SEC 1745 (6-00)

CUSIP NO. 03833410                    13G                    PAGE 18 OF 24 PAGES

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This Schedule 13G was executed by Mark McDonnell pursuant to Powers of Attorney attached hereto as Exhibit 2 and incorporated herein by reference.


SEC 1745 (6-00)